EXHIBIT (a)(1)(D)


                           OFFER TO PURCHASE FOR CASH
                   UP TO 3,350,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT GREATER THAN $18.00
                         NOR LESS THAN $16.00 PER SHARE
                                       BY
                                   SYMS CORP.

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THE TENDER OFFER,  PRORATION  PERIOD AND  WITHDRAWAL  RIGHTS WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 26, 2006, UNLESS SYMS CORP. EXTENDS THE TENDER OFFER.
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                                                                  April 27, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Syms Corp., a New Jersey corporation ("Syms"), has appointed us to act as the dealer manager in connection with its offer to purchase for cash up to 3,350,000 shares of its common stock, par value $0.05 per share (the "shares"), at a price not greater than $18.00 nor less than $16.00 per share, net to the seller in cash, without interest. The terms and conditions of the tender offer are set forth in Syms's offer to purchase, dated April 27, 2006 and the letter of transmittal, which together (and as each may be amended and supplemented from time to time) constitute the tender offer. Unless the associated preferred stock purchase rights are redeemed prior to the expiration of the tender offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

     Syms will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $18.00 nor less than $16.00 per share (the "Purchase Price"), that it will pay for shares properly tendered and not properly withdrawn pursuant to the terms of the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. Syms will select the lowest Purchase Price that will allow it to purchase 3,350,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $18.00 nor less than $16.00 per share, under the tender offer. All shares properly tendered before the expiration date (as specified in Section 1 of the offer to purchase) at prices at or below the Purchase Price and not validly withdrawn will be purchased by Syms at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the "odd lot," proration and conditional tender provisions thereof. See Section 1 of the offer to purchase. Shares tendered at prices in excess of the Purchase Price, and shares that Syms does not accept for purchase because of proration or conditional tenders, will be returned at Syms's expense to the stockholders that tendered such shares, as promptly as practicable after the expiration date. Syms expressly reserves the right, in its sole discretion, to purchase more than 3,350,000 shares under the tender offer, subject to applicable law.

     If, at the expiration date more than 3,350,000 shares (or such greater number of shares as Syms may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, Syms will buy shares:

  o first, from all holders of "odd lots" (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the expiration date;

  o second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

  o third, only if necessary to permit Syms to purchase 3,350,000 shares (or such greater number of shares as Syms may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that Syms purchase a specified minimum number of the holder's shares if Syms purchases any of the holder's shares in the tender offer (for which the condition was not initially satisfied) at or below the Purchase Price by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. Offer to Purchase, dated April 27, 2006;

     2. Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients' instructions with regard to the tender offer;

     3. Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Substitute Form W-9, and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

     4. Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to the depositary before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date; and

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 26, 2006, UNLESS SYMS EXTENDS THE TENDER OFFER.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager and the information agent, the depositary and the trustee for certain Syms employee plans, as described in the offer to purchase. Syms will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of shares held by them as a nominee or in a fiduciary capacity. Syms will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the tender offer, except as otherwise provided in the offer to purchase and letter of transmittal (see Instruction 10 of the letter of transmittal). No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of Syms, the depositary, or the information agent for purposes of the tender offer.

     For shares to be properly tendered pursuant to the tender offer, the depositary must timely receive (1) the share certificates or confirmation of receipt of such shares under the procedure for book-entry transfer, together with a properly completed and duly executed letter of transmittal, including any required signature guarantees or an "agent's message" (as defined in the offer to purchase and the letter of transmittal) and any other documents required pursuant to the tender offer, or (2) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

     Stockholders (a) whose share certificates are not immediately available or who will be unable to deliver to the depositary the certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, must tender their shares according to the procedure for guaranteed delivery set forth in Section [3] of the offer to purchase.

     NEITHER SYMS NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH TO TENDER. HOLDERS OF SHARES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHICH PRICES.

     Please address any inquiries you may have with respect to the tender offer to the dealer manager, or to the information agent, D. F. King & Co., Inc., at their respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

     You may obtain additional copies of the enclosed material from by calling them at: 1-888-887-1266.

     Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase and the letter of transmittal.


                                           Very truly yours,

                                           TM Capital Corp.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF SYMS, THE DEALER MANAGER, THE INFORMATION AGENT, THE TRUSTEE FOR ANY SYMS PROFIT SHARING PLAN, OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.